Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Surgalign Holdings, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Surgalign Holdings, Inc. on Forms S-8 (File No. 333-224903, 333-255883, 333-255882, 333-217702, 333-203861, 333-128232, 333-149418, and 333-166543), Form S-4 (File No. 333-228694), and Forms S-3 (File No. 333-191215, 333-231719, and 333-259893).

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 15, 2022